Exhibit 99.1

News Release

Republic First Bancorp, Inc.

August 19, 2020

REPUBLIC FIRST BANCORP, INC. ANNONUCES PRICING OF $50 MILLION PREFERRED STOCK OFFERING

Philadelphia, PA, August 19, 2020 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced that it has priced an offering of $50 million of preferred stock.

The terms of the preferred stock offering are as follows:
● ● ● ●

Perpetual noncumulative preferred stock Series A ($0.01 par value)

Dividend rate of 7.0% payable on a quarterly basis

Convertible into share of the Company’s common stock at a price of $3.00 per share

The sale was completed through a registered direct offering to certain investors

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“This offering provides us with the capital resources to continue with our growth strategy. In recognition of our unwavering commitment to extraordinary customer service and convenience our FANS responded to a recent Forbes survey and Republic was ranked as America’s #1 Bank for Service. The goal of our model is to create FANS NOT CUSTOMERS, who join our brand, remain loyal and refer family and friends. Republic Bank continues to demonstrate strong results with deposit growth of 28% and loan growth of 25% excluding the impact of the PPP loan program as of June 30, 2020.”

Additional Information Regarding the Offering

The Company expects to close the transaction, subject to customary closing conditions, on August 26, 2020 and expects to use the proceeds for general corporate purposes. Keefe, Bruyette & Woods, Inc. and Piper Sandler & Co. acted as placement agents for the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of Series A Preferred Stock, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The shares of Series A Preferred Stock being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus relating thereto.

The offering will be made only by means of a prospectus supplement and accompanying base prospectus. Republic First Bancorp, Inc. has filed a registration statement (File No. 333-228279) and a preliminary prospectus supplement to the prospectus contained in the registration statement with the U.S. Securities and Exchange Commission for the Series A Preferred Stock to which this communication relates and will file a final prospectus supplement relating to the Series A Preferred Stock. Prospective investors should read the prospectus supplement and base prospectus in the registration statement and other documents that Republic First Bancorp, Inc. has filed or will file with the Commission for more complete information about Republic First Bancorp, Inc. and the offering. You may obtain these documents for free by visiting EDGAR on the Commission’s website at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement and the accompanying base prospectus may be obtained by contacting KBW (kbwsyndicatedesk@kbw.com) or Piper Sandler (fsg-dcm@psc.com) or by telephone at (800) 966-1559.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty stores located in Greater Philadelphia, Southern New Jersey and New York City. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral "forward-looking statements", including statements contained in this release and in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. For example, risks and uncertainties can arise as a result of the negative impacts and disruptions of the COVID-19 pandemic and measures taken to contain its spread on our employees, customers, business operations, credit quality, financial position, liquidity and results of operations; the length and extent of the economic contraction as a result of the COVID-19 pandemic; continued deterioration in general economic conditions; changes in customer behavior; changes in the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; changes in concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; our ability to identify, negotiate, secure and develop new store locations and renew, modify, or terminate leases or dispose of properties for existing store locations effectively; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; changes in deposit flows and loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; our securities portfolio and the valuation of our securities; changes in accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; litigation liabilities, including costs, expenses, settlements and judgments; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. You should carefully review the risk factors described in the Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report for the quarters ended March 31, 2020 and June 30, 2020, and other documents we file from time to time with the Securities and Exchange Commission. The words "would be," "could be," "should be," "probability," "risk," "target," "objective," "may," "will," "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by us pursuant to the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO (215) 735-4422